Exhibit 16.1

January 2, 2018

Dear Wanda Witoslawski
Chief Financial Officer
X Rail Entertainment, Inc.

There have been some exciting developments that we invite you to celebrate with us this holiday season!  We have changed our name to Pinnacle Accountancy Group ("Pinnacle") and have brought together an elated and highly-skilled new partner group and professional team.  The events leading up to this collaboration were unexpected, but everything has remarkably fallen into place better than we could have conceived.  Allow us to explain……

Effective January 1, 2018, Pritchett, Siler & Hardy, PC ("PSH"), as we were previously known, sold the majority of its practice to a large regional accounting firm, thereby dissolving PSH.  Douglas Child, a then-SEC audit partner at PSH, elected to retain his SEC audit portion of the PSH practice and bring it into another PCAOB-registered accounting firm operating formerly under the name of Heaton and Company, PLLC ("Heaton").  Since Mr. Child was also the managing partner of another firm operating under the name of Pinnacle Accountancy Group, PLLC (a firm formerly performing more traditional accounting, tax and private company audit work), he has chosen to merge the Pinnacle practice assets into Heaton.  Together, Kristofer Heaton of Heaton and Company, and Douglas Child, have determined to operate the combined firm under the formal name of Pinnacle Accountancy Group of Utah, as a DBA of Heaton.  Accordingly, all audits performed previously by Mr. Child and Mr. Heaton, public or private, will be performed by the combined firm that will be known, for all intents and purposes, as Pinnacle Accountancy Group.

The audit staff you have come to know and trust since engaging PSH, are actually former Pinnacle employees that have been previously outsourced to PSH under Mr. Child's supervision as a result of his ownership in both PSH and the predecessor Pinnacle.  Thus, your transition from PSH to Pinnacle will be seamless and have no effect on your experience, as you will continue to work with the same people.  All that will be required of you is the review and signing of the attached Form 8-K disclosing the change in auditor from PSH to the new Pinnacle.  Upon our receipt of the signed 8-K signifying your approval, we will ensure the form is filed with the SEC in your behalf, after which we will send your 2017 audit engagement letter and required items checklist so you can start preparing for your year-end audit.

It is our belief that the addition of Heaton to the Pinnacle team and the resulting partnership collaboration will provide increased capabilities and resources that will allow us to better be of service to you.  Our pricing structure will not change, and our responsiveness to your needs will be amplified.  Although the PSH Salt Lake location will no longer be in operation, our SEC audit practice will continue to operate out of our Farmington office, while our tax and other traditional accounting, audit, and consulting services will operate out of both our Farmington and Ogden locations.  Doug Child will continue presiding as managing partner at Pinnacle, while Kristopher Heaton and Natalie Murphy will head up the SEC audit department.  Cameron Pribble will oversee the tax department and general administration of Pinnacle, and Cory Hunter will run various components of private company and government audits, as well as tax and other traditional non-attest services.   Marty Van Wagoner will serve as an Advisory Board Member and Consultant at Pinnacle.  Please review our complete bios and meet the rest or our professional and administrative team at www.pinncpas.com.
Pinnacle is an experienced, loyal, family-friendly, people-oriented firm whose ultimate goals are to build relationships and make meaningful contributions to our clients' success and happiness.  We appreciate your understanding and assistance in this matter, and look forward to our ongoing relationship with you.  We wish you and your families a wonderful holiday season, and encourage you to contact us if you have any questions or concerns.

Kindest Regards,

The Pinnacle Accountancy Group Partners

Douglas Child, CPA I Kristofer Heaton, CPA I Cameron Pribble, CPA I Cory Hunter, CPA I Natalie Murphy, CPA

Farmington Office:                                           Members of the AICPA and UACPA                                           Ogden Office:
1438 North Highway 89, Ste. 130                                  www.pinncpas.com                                                          3590 Harrison Blvd. Ste. GL-2
Farmington, UT 84025 Ogden, UT 84403
(801) 447-9572 (801) 399-1183